Exhibit 1A-6C

BROKER AGREEMENT

This Broker Agreement (“Agreement”) is entered into as of October 6, 2025, by and between:

Buettner Global Services (“Broker”),and

ACS dba Aqua Beato (“Company”),collectively referred to as the “Parties.”

1.	Scope of Agreement

Broker shall introduce, facilitate, and support sales opportunities for Company’s products through its network, including but not limited to Compass Group, FoodBuy, Sysco and other national and regional distributors. Broker shall act in good faith and use commercially reasonable eDorts to promote Company’s products.

2.	Commission Structure
•	Broker shall receive a commission equal to two percent (2%) of all gross sales revenues generated from accounts originated, introduced, or managed by Broker.

•	Commissions shall be net of returns, credits, and/or chargebacks associated with such sales.
•	Commission payments shall be remitted to Broker within forty-ﬁve (45) days of Company’s receipt of payment from the applicable customer(s).
•	Commission payments shall continue for the life of the account so long as Company receives revenue from such account, regardless of whether Broker remains actively engaged in servicing the account.

3.	Term & Termination
•	This Agreement shall remain in force for an initial term of three (3) years and shall automatically renew for successive one-year periods, unless terminated with ninety (90) days’ written notice by either Party.
•	Commissions and vested equity earned prior to termination shall remain payable in accordance with this Agreement.
•	If the Agreement is terminated without cause (with “cause” deﬁned as the commission of a federal oDense), commissions earned on accounts originated, introduced, or managed by Broker shall continue for a period of eighteen (18) months following termination.

4.	Independent Contractor Status
•	The Broker is engaged as an independent contractor and shall conduct business as their own entity.
•	The Broker is solely responsible for all taxes, insurance, and business expenses not expressly reimbursed by the Company.

Reimbursement of Expenses:

Payment of pre-approved travel and entertainment expenses will be reimbursed by the Company for all expenses directly related to sales and marketing eDorts performed on behalf of Aqua Beato.

5.	Miscellaneous
•	This Agreement shall be governed by and construed under the laws of the State of Florida.

•	Any disputes arising under this Agreement shall be resolved through binding arbitration in Florida.
•	This Agreement constitutes the entire agreement between the Parties and supersedes all prior oral or written understandings or agreements.

SIGNATURES

Aqua Beato / ACS

By:	/s/ Jerry Cox
Name:	Jerry Cox
Title:	CEO
Date:	10/21/2025

Buettner Global Services (BGS)

By:	/s/ Jenny Buettner
Jenny Buettner
President
Date:	10/21/2025